                                                                    EXHIBIT 99.2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

      The Corporation's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. The most significant accounting policies followed by the Corporation are presented in the Notes to Consolidated Financial Statements. These policies, along with the disclosures presented in the Notes to Consolidated Financial Statements, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the following accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

      The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change.

      The loan portfolio represents the largest asset type on the consolidated balance sheet. Leases are carried at the aggregate of the lease payments and the estimated residual value of the leased property, less unearned income.

      Loans are classified as held for sale based on management's intent to sell them. At the date a loan is determined to be sold, the loan is recorded at the lower of cost or market. Any subsequent adjustment as a result of the lower of cost or market analysis is recognized as a valuation adjustment with changes included in non-interest income. These market value assumptions include but are not limited to the timing of a sale, the market conditions for the particular credit and overall investor demand for these assets. Changes in market conditions, interest rate environment, and actual liquidation experience may result in additional valuation adjustments that could adversely impact earnings in future periods.

      Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. The majority of the Corporation's goodwill relates to value inherent in its banking and insurance businesses. The value of this goodwill is dependent upon the Corporation's ability to provide quality, cost effective services in the face of competition. As such, goodwill value is supported ultimately by revenue which is driven by the volume of business transacted and the market value of the assets under administration. A decline in earnings as a result of a lack of growth or the Corporation's inability to deliver cost effective services over sustained periods can lead to impairment of goodwill which could result in additional expense and adversely impact earnings in future periods.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

      Net income was $58.8 million for 2003 compared to net income of $63.3 million for 2002. Basic earnings per share were $1.27 and $1.37 for 2003 and 2002, respectively, while diluted earnings per share were $1.25 and $1.35, respectively, for those same periods. Income from continuing operations was $27.0 million for 2003 compared to $31.3 million for 2002. Basic earnings per share from continuing operations were $.58 and $.68 for 2003 and 2002, respectively, while diluted earnings per share from continuing operations were $.57 and $.67, respectively, for those same periods. Diluted earnings from continuing operations for 2003 and 2002 were reduced by $.55 and $.58 per share, respectively, due to pre-tax merger and restructuring expenses of $39.2 million and $42.0 million, respectively.

      The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

                                                                TWELVE MONTHS ENDED DECEMBER 31,
                                    --------------------------------------------------------------------------------------
                                                        2003                                        2002
                                    -------------------------------------------    ---------------------------------------
                                                        Interest                                     Interest
                                      Average           Income/          Yield/       Average        Income/        Yield/
                                      Balance           Expense           Rate        Balance        Expense         Rate
                                    -------------    -------------       ------    -------------  -------------     ------
ASSETS

Interest earning assets:
Interest bearing deposits with
   banks .........................  $       2,925    $          27          .92%   $       1,957  $          44       2.25%
Federal funds sold ...............             --               --           --           26,619            506       1.90
Taxable investment securities (1)         771,856           34,000         4.40          456,121         26,221       5.75
Non-taxable investment
   securities (2) ................         89,434            5,397         6.03          173,951         11,153       6.41
Loans (3) ........................      3,233,291          220,072         6.81        3,183,456        243,174       7.64
                                    -------------    -------------                 -------------  -------------
Total interest earning assets ....      4,097,506          259,496         6.33        3,842,104        281,098       7.32
                                    -------------    -------------                 -------------  -------------
Cash and due from banks ..........         99,757                                        109,994
Allowance for loan losses ........        (47,049)                                       (47,902)
Premises and equipment ...........         85,365                                         85,693
Other assets .....................        231,835                                        230,227
Assets of discontinued
   operations ....................      3,479,929                                      2,567,608
                                    -------------                                  -------------
                                    $   7,947,343                                  $   6,787,724
                                    =============                                  =============
LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand ........  $     789,864            6,293          .80    $     649,742          6,402        .99
  Savings ........................        535,152            3,538          .66          519,174          4,701        .91
  Other time .....................      1,459,406           47,879         3.28        1,595,245         61,875       3.88
Short-term borrowings ............        346,659            7,437         2.15          213,759          8,884       4.16
Long-term debt ...................        512,795           21,843         4.26          319,885         16,510       5.16
                                    -------------    -------------                 -------------  -------------
    Total interest bearing
          liabilities ............      3,643,876           86,990         2.39        3,297,805         98,372       2.98
                                    -------------    -------------                 -------------  -------------
Non-interest bearing demand ......        576,666                                        529,760
Other liabilities ................         39,804                                         68,887
Liabilities of discontinued
    operations ...................      3,078,604                                      2,313,699
                                    -------------                                  -------------
                                        7,338,950                                      6,210,151
                                    -------------                                  -------------
STOCKHOLDER'S EQUITY .............        608,393                                        577,573
                                    -------------                                  -------------
                                    $   7,947,343                                  $   6,787,724
                                    =============                                  =============
Excess of interest earning assets
    over interest bearing
    liabilities ..................  $     453,630                                  $     544,299
                                    =============                                  =============
Net interest income ..............                   $     172,506                                $     182,726
                                                     =============                                =============
Net interest spread ..............                                         3.95%                                      4.33%
                                                                           ====                                       ====
Net interest margin (4) ..........                                         4.21%                                      4.76%
                                                                           ====                                       ====
                                            TWELVE MONTHS ENDED DECEMBER 31,
                                         ---------------------------------------
                                                            2001
                                         ---------------------------------------
                                                           Interest
                                            Average        Income/        Yield/
                                            Balance        Expense         Rate
                                         -------------  -------------     ------
ASSETS

Interest earning assets:
Interest bearing deposits with
   banks ..........................      $       5,181  $         130       2.51%
Federal funds sold ................             62,535          2,105       3.37
Taxable investment securities (1)..            559,833         34,602       6.18
Non-taxable investment
    securities (2) ................            157,078          9,802       6.24
Loans (3) .........................          3,056,539        261,142       8.54
                                         -------------  -------------
Total interest earning assets .....          3,841,166        307,781       8.01
                                         -------------  -------------
Cash and due from banks ...........            109,721
Allowance for loan losses .........            (40,243)
Premises and equipment ............             75,244
Other assets ......................            174,756
Assets of discontinued
    operations ....................          2,134,010
                                         -------------
                                         $   6,294,654
                                         =============
LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand .........      $     477,634  $       9,022       1.89
  Savings .........................            645,106         11,163       1.73
  Other time ......................          1,685,933         90,911       5.39
Short-term borrowings .............            204,091          9,959       4.88
Long-term debt ....................            245,205         13,929       5.68
                                                        -------------
    Total interest bearing
          liabilities .............          3,257,969        134,984       4.14
                                         -------------  -------------
Non-interest bearing demand .......            461,415
Other liabilities .................             74,036
Liabilities of discontinued
    operations ....................          1,961,039
                                         -------------
                                             5,754,459
                                         -------------
STOCKHOLDER'S EQUITY ..............            540,195
                                         -------------
                                         $   6,294,654
                                        ==============
Excess of interest earning assets
   over interest bearing
   liabilities ....................      $     583,197
                                         =============
Net interest income ...............                     $     172,797
                                                        =============
Net interest spread ...............                                         3.87%
                                                                            ====
Net interest margin (4) ...........                                         4.50%
                                                                            ====

(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average balances include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

Net Interest Income

      Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by interest earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $172.5 million for 2003 versus $182.7 million in 2002, a decrease of $10.2 million or 5.6%. Net interest income consisted of interest income of $259.5 million and interest expense of $87.0 million for 2003 compared to $281.1 million and $98.4 million, respectively, for 2002. The Corporation's net interest margin decreased 55 basis points to 4.21% in 2003, as the yield on interest earning assets decreased by 99 basis points and the rate paid on interest bearing liabilities decreased by 59 basis points.

      During 2003, in order to help revive economic growth, the Federal Reserve Board reduced its target federal funds rate to the lowest level in nearly 45 years. During the first and second quarter of 2003, concerns about continued economic weakness and possible disinflation drove mid-term and long-term treasury yields down significantly. This, in turn, sparked the refinancing of mortgages in the Corporation's loan and mortgage-backed security portfolio. Thus, the lower interest rate levels experienced during 2003 contributed to the decline in the net interest margin as the yield on earning assets declined by more than the rate on interest-bearing liabilities. The impact of future rate changes on the Corporation's net income is discussed further within the "Liquidity and Interest Rate Sensitivity" section.

      The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31                            2003                                2002
                                    --------------------------------    --------------------------------
                                     Volume       Rate         Net       Volume       Rate         Net
                                    --------    --------    --------    --------    --------    --------
Interest Income
 Interest bearing deposits with
     banks                          $     16    $    (33)   $    (17)   $    (74)   $    (12)   $    (86)
 Federal funds sold                     (253)       (253)       (506)       (909)       (690)     (1,599)
 Securities                            9,875      (7,852)      2,023      (5,015)     (2,015)     (7,030)
 Loans                                 3,746     (26,848)    (23,102)     10,472     (28,440)    (17,968)
                                    --------    --------    --------    --------    --------    --------
                                      13,384     (34,986)    (21,602)      4,474     (31,157)    (26,683)
                                    --------    --------    --------    --------    --------    --------
Interest Expense
 Deposits:
   Interest bearing demand             1,249      (1,358)       (109)      2,575      (5,195)     (2,620)
   Savings                               144      (1,307)     (1,163)     (1,885)     (4,577)     (6,462)
   Other time                         (4,970)     (9,026)    (13,996)     (4,677)    (24,359)    (29,036)
 Short-term borrowings                 4,021      (5,468)     (1,447)        453      (1,528)     (1,075)
 Long-term debt                        8,603      (3,270)      5,333       3,945      (1,364)      2,581
                                    --------    --------    --------    --------    --------    --------
                                       9,047     (20,429)    (11,382)        411     (37,023)    (36,612)
                                    --------    --------    --------    --------    --------    --------
Net Change                          $  4,337    $(14,557)   $(10,220)   $  4,063    $  5,866    $  9,929
                                    ========    ========    ========    ========    ========    ========

      The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

      Total interest income, on a fully taxable equivalent basis, for 2003 decreased $21.6 million or 7.7% from 2002. This decrease was a result of lower yield, partially offset by higher earning assets. The impact of lower yield was $35.0 million while the impact of higher earning assets was $13.4 million. The decrease in yield was caused primarily by loan refinancing activity and scheduled repricing of adjustable rate loans to lower market rates, coupled with accelerated prepayments of mortgage-backed securities.

      The growth in earning assets was driven by increases loans and investment securities. The increase of $49.8 million in loans was driven primarily by organic growth in commercial and consumer loans. The increase of $231.2 million in securities related to growth in mortgage-backed securities resulting from leveraged transactions totaling $164.0 million during 2003.

      Total interest expense decreased $11.4 million or 11.6% in 2003. This decrease was driven primarily by the lower rate paid on interest bearing liabilities, partially offset by an increase in interest bearing liabilities. The impact of a lower rate paid was $34.7 million while the impact of higher interest bearing liabilities was $23.3 million. The decrease in rate paid was driven primarily by actions taken by the Corporation to reduce rates paid on deposits and a reduction in the cost of debt, which was partially due to the early retirement of $220.3 million of higher cost Federal Home Loan Bank (FHLB) borrowings during the third quarter of 2003. In addition, the Corporation continued to successfully generate non-interest bearing deposits, which increased $46.9 million or 8.9% in 2003.

      The growth in interest bearing liabilities was driven by increases of $20.3 million or .7% in interest bearing deposits, $132.9 million or 62.2% in short-term borrowings and $192.9 million or 60.3% in long-term debt. The increase in long-term debt is primarily the result of the debentures due to Statutory Trust, which were issued in early 2003. Additionally, the Corporation seized on the opportunity to lock-in long-term funding at relatively low rates through 2012.

Provision for Loan Losses

      The provision for loan losses increased 25.9% to $17.2 million in 2003. (See the "Non-Performing Loans" and "Allowance for Loan Losses" sections of this report).

Non-Interest Income

      Total non-interest income increased 3.0% from $66.1 million in 2002 to $68.2 million in 2003. Service charges increased $1.1 million or 3.3%, while insurance premiums, commissions and fees increased $.4 million or 4.9% to $9.1 million in 2003. These higher levels of fee income are attributable to the Corporation's success in generating core deposit fees and a continued focus on non-banking products and services such as consumer and commercial insurance services. Gains on the sale of mortgage loans for 2003 increased 114.2% to $2.9 million as compared to $1.3 million for the same period in 2002. The increase in gains on the sale of mortgage loans was a direct result of increases in homeowner refinancing driven by mortgage interest rates declining to historical low levels. As mortgage interest rates increase, we anticipate this level of growth in gains to decline.

Non-Interest Expense

      Total non-interest expense remained relatively flat at $185.0 million in 2003. During 2003, the Corporation recorded restructuring charges related to the spin-off of its Florida operations totaling $39.2 million. These were primarily a prepayment penalty in connection with the early retirement of higher cost FHLB borrowings, involuntary separation costs associated with terminated employees, other employment related expenses, professional fees and data processing charges. In addition, during 2002 the Corporation recorded merger and consolidation charges of $42.0 million related to the acquisition of Promistar Financial Corporation (Promistar). These expenses were primarily involuntary separation costs associated with terminated employees, other employment related expenses, professional fees and data processing conversion charges.

      Salary and employee benefits expense of $87.4 million in 2003 increased 17.0% from 2002. This increase includes restructuring charges of $12.0 million in 2003 and higher costs associated with employee medical insurance. Combined occupancy and equipment expense of $28.6 million in 2003 increased $3.6 million or 14.3% from 2002, mainly the result of $2.0 million of fixed asset expenses relating to the spin-off of the Florida operations. The increase in other expenses of $5.3 million or 14.7% from 2002 to 2003 includes $4.5 million in restructuring charges related to the spin-off of the Florida operations.

Income Taxes

      The Corporation's income tax expense was $9.0 million for 2003 compared to $13.7 million for 2002. The 2003 effective tax rate of 24.9% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

      Net income increased 19.5% to $63.3 million in 2002. Diluted earnings per share were $1.35 and $1.17 for 2002 and 2001, respectively. Income from continuing operations was $31.3 million for 2002 and $31.8 million for 2001. Diluted earnings per share from continuing operations were $.67 and $.70 for 2002 and 2001, respectively. Diluted earnings for 2002 were reduced $.58 per share due to pre-tax merger expenses of $42.0 million associated with the acquisition of Promistar and the charter consolidation. These expenses were primarily involuntary separation costs associated with terminated employees, early retirement and other employee related expenses, professional fees and data processing conversion costs.

Net Interest Income

      Net interest income, on a fully taxable equivalent basis, increased by 5.7% to $182.7 million in 2002. Net interest income consisted of interest income of $281.1 million and interest expense of $98.4 million in 2002, compared to $307.8 million and $135.0 million for each, respectively, in 2001. The Corporation's net interest margin increased 26 basis points to 4.76% in 2002.

      Interest income on loans, on a fully taxable equivalent basis, decreased 6.9% to $243.2 million in 2002. This decrease occurred despite favorable loan volumes as average loans increased by $126.9 million.

      Interest expense on deposits decreased $38.1 million, or 34.3%, in 2002 while average interest bearing deposits decreased by $44.5 million. The average balance in interest bearing demand increased $172.1 million, while the average balances in savings and time deposits decreased $125.9 million and $90.7 million, respectively, during 2002. The Corporation continued to successfully generate non-interest bearing deposits successfully as such deposits increased by $68.3 million, or 14.8%, in 2002. Interest expense on short-term borrowings decreased by $1.1 million and the interest rate paid decreased by 72 basis points in 2002. Interest expense on long-term debt increased $2.6 million in 2002 due to a $74.7 million increase in average long-term debt. The increase in long-term debt was a result of the Corporation's use of low cost FHLB advances to fund the purchase of certain investment securities and mortgage loans. The interest rates on these advances ranged from 1.82% to 7.19%.

Provision for Loan Losses

      The provision for loan losses decreased 49.0% to $13.6 million in 2002. This decrease was influenced by the level of net charge-offs and provisions taken by Promistar prior to its acquisition by the Corporation.

Non-Interest Income

      Total non-interest income increased 27.2% to $66.1 million in 2002. Insurance premiums, commissions and fees increased 7.5% to $8.7 million in 2002. Service charges increased 33.4% during 2002. Income from wealth management services increased $1.9 million or 20.8% to $11.3 million during 2002. These higher levels of fee income are attributable to the Corporation's expansion of banking services and continued focus on providing a wide array of wealth management services, such as annuities, mutual funds and trust services.

Non-Interest Expense

      Total non-interest expense increased $35.7 million to $185.0 million in 2002. During 2002, the Corporation recorded merger costs associated with the Promistar merger of $41.4 million. These expenses were primarily involuntary separation costs associated with terminated employees, early retirement and other employee related expenses, professional fees and data processing conversion costs. In addition, the Corporation recognized $510,000 in costs relating to the consolidation of Metropolitan National Bank into First National Bank of Pennsylvania.

      Salary and employee benefits increased 2.8% to $74.7 million in 2002. This was due to increased pension costs and the acquisition of First National Bank of Herminie, a bank acquired by Promistar in August of 2001.

Income Taxes

      The Corporation's income tax expense was $13.7 million for 2002 compared to $10.9 million for 2001. The 2002 effective tax rate of 30.5% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

      The Corporation's goal in liquidity management is to meet the cash flow requirements of depositors and borrowers as well as the operating cash needs of the Corporation, with cost-effective funding. Liquidity is centrally managed on a daily basis by treasury personnel. In addition, our Corporate Asset/Liability Committee (ALCO), which includes members of executive management, reviews liquidity on a periodic basis and approves significant changes in strategies which affect balance sheet or cash flow positions. The Board of Directors has established an Asset/Liability Policy in order to achieve and maintain earnings performance consistent with long-term goals while maintaining acceptable levels of interest rate risk, a "well-capitalized" balance sheet and adequate levels of liquidity. This policy designates the ALCO as the body responsible for meeting this objective.

      Liquidity sources from assets include payments from loans and investments as well as the ability to securitize or sell loans and investment securities. Liquidity sources from liabilities are generated through growth in core deposits and, to a lesser extent, the use of wholesale sources which include federal funds purchased, repurchase agreements and public deposits. In addition, the banking affiliate has the ability to borrow from the FHLB. The FHLB advances are a competitively priced and reliable source of funds. The Corporation has made limited use of FHLB advances and has a large reserve available for contingency funding purposes. As of December 31, 2003, outstanding advances were $431.1 million, or 5.2% of total assets, while FHLB availability was $1.6 billion, or 19.7% of total assets.

      Core deposits grew $367.5 million during 2003 providing the primary source of financing for the Corporation's lending activities, including origination of mortgage loans held for sale in the secondary market. The Corporation continued to expand its activities in originating mortgage loans for resale in the secondary market rather than keeping these loans in the portfolio. Mortgage loan originations volumes increased due to the decline in mortgage rates during 2003. Originations of mortgage loans totaled $82.3 million for 2003 and compared to $74.4 million for 2002. The proceeds from the sale of mortgage loans were used to fund the growth in mortgage loan origination.

      The Corporation has repurchased shares of its common stock for re-issuance under various employee benefit plans and the Corporation's dividend reinvestment plan since 1991. In addition, the Corporation has repurchased shares for specific re-issuance in connection with certain business combinations accounted for as purchase transactions. During 2003, the Corporation purchased treasury shares totaling $33.9 million and received $33.4 million upon re-issuance. In 2002 and 2001, the Corporation purchased treasury shares totaling $30.3 million and $12.1 million, respectively, and received $23.2 million and $12.6 million, respectively, as a result of re-issuance.

      The principal source of cash for the parent company is dividends from its subsidiaries. The parent also has approved lines of credit with several major domestic banks, which were unused as of December 31, 2003. The Corporation also issues subordinated debt on a regular basis and has access to the Federal Reserve Bank as well as to the capital markets.

      The ALCO regularly monitors various liquidity ratios and forecasts of cash position. Management believes the Corporation has sufficient liquidity available to meet its normal operating and contingency funding cash needs.

      The financial performance of the Corporation is at risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest earning assets and interest bearing liabilities subject to repricing over a period of time, the difference between the change in various interest rates and the embedded options in certain financial instruments. The Corporation utilizes an asset/liability model to support its balance sheet strategies. The Corporation uses gap analysis, net interest income simulations and the economic value of equity to measure interest rate risk.

      The following gap analysis measures the interest rate risk of the Corporation by comparing the difference between the amount of interest earning assets and interest bearing liabilities subject to repricing over a period of time. The ratio of rate sensitive assets to rate sensitive liabilities maturing over a one year period was .91 at December 31, 2003, as compared to 1.14 at December 31, 2002. A ratio of less than one indicates a higher level of repricing liabilities over assets liabilities over the next twelve months, assuming the current interest rate environment.

      Following is the gap analysis as of December 31, 2003 (dollars in thousands):

                                               WITHIN            4-12             1-5             OVER
                                              3 MONTHS          MONTHS           YEARS           5 YEARS          TOTAL
                                            -----------      -----------      -----------     -----------     -----------
INTEREST EARNINGS ASSETS
Interest bearing deposits with banks        $     1,052      $       100               --              --     $     1,152
Securities                                       53,468          127,629      $   488,751     $   232,849         902,697
Loans, net of unearned income                   856,549          626,299        1,431,345         346,439       3,260,632
                                            -----------      -----------      -----------     -----------     -----------
                                                911,069          754,028        1,920,096         579,288       4,164,481
Other assets                                         --               --               --         392,693         392,693
Assets of discontinued operations                    --               --               --       3,751,136       3,751,136
                                            -----------      -----------      -----------     -----------     -----------
                                            $   911,069      $   754,028      $ 1,920,096     $ 4,723,117     $ 8,308,310
                                            ===========      ===========      ===========     ===========     ===========

INTEREST BEARING LIABILITIES
Deposits:
    Interest checking                       $   332,326               --               --     $   384,308     $   716,634
    Savings                                     294,786               --               --         505,789         800,575
    Time deposits                               355,101      $   543,061      $   428,240           3,104       1,329,506
Borrowings                                      254,167           50,997          272,328         240,282         817,774
                                            -----------      -----------      -----------     -----------     -----------
                                              1,236,380          594,058          700,568       1,133,483       3,664,489
Other liabilities                                    --               --               --         650,891         650,891
Liabilities of discontinued operations               --               --               --       3,386,021       3,386,021
Stockholders' equity                                 --               --               --         606,909         606,909
                                            -----------      -----------      -----------     -----------     -----------
                                            $ 1,236,380      $   594,058      $   700,568     $ 5,777,304     $ 8,308,310
                                            ===========      ===========      ===========     ===========     ===========
Period Gap                                  $  (325,311)     $   159,970      $ 1,219,528     $(1,054,187)
                                            ===========      ===========      ===========     ===========
Cumulative Gap                              $  (325,311)     $  (165,341)     $ 1,054,187
                                            ===========      ===========      ===========
Cumulative Gap as a Percent of
    Total Assets                                  (3.92)%          (1.99)%          12.69%
                                            ===========      ===========      ===========
Rate Sensitive Assets/Rate Sensitive
    Liabilities                                     .74              .91             1.42            1.14
                                            ===========      ===========      ===========     ===========

      Net interest income simulations measure the short-term earnings exposure from changes in market rates of interest. The Corporation's current financial position is combined with assumptions regarding future business to calculate net interest income under varying hypothetical rate scenarios. The economic value of equity (EVE) measures the Corporation's long-term earnings exposure from changes in market rates of interest. EVE is defined as the present value of assets minus the present value of liabilities at a point in time. A decrease in EVE due to a specified rate change indicates a decline in the long-term earnings capacity of the current balance sheet assuming that the rate change remains in effect over the life of the current balance sheet. The following table presents an analysis of the potential sensitivity of the Corporation's annual net interest income and EVE to sudden and sustained changes in market rates:

December 31                                     2003        2002
                                                ----        ----
Net interest income change (12 months):
 - 100 basis points                             (3.4)%      (2.4)%
 + 200 basis points                             (2.3)%       3.0 %

Economic value of equity:
 - 100 basis points                            (12.7)%      (5.4)%
 + 200 basis points                             (6.4)%       3.8 %

      The above measures reveal the challenges created by the continued decrease in interest rates during 2003. Should rates decline by an additional large amount, the net margin would compress due to a limited ability to lower certain deposit rates. Such a rate change might also spur additional loan refinancing and mortgage-backed security prepayments at those lower rates. At this point in the rate cycle, the ALCO does not feel substantially lower rates are probable. As discussed under the "Net Interest Income" section, the lower interest rates during 2003 resulted in the refinancing of certain loans and the prepayment of certain securities. The replacement of those instruments has effectively lengthened the duration of assets somewhat. In addition, there has been a significant movement of deposit balances from time deposits to non-maturity deposits. This movement reflects depositors' preference for liquidity during periods of low interest rates. These combined balance sheet changes have made substantially higher interest rates less beneficial to net interest income.

      The preceding measures assumed no change in asset/liability compositions. Thus, the measures do not reflect actions the ALCO may undertake in response to such changes in interest rates. While these measures are within the limits set forth in the Corporation's Asset/Liability Policy, the ALCO is evaluating strategies to position itself better for an environment with substantially higher interest rates.

      The computation of the prospective effects of hypothetical interest rate changes requires numerous assumptions regarding characteristics of new business and the behavior of existing positions. These business assumptions are based upon our experience, business plans and published industry experience. Key assumptions employed in the model include asset prepayment speeds, the relative price sensitivity of certain assets and liabilities and the expected life of non-maturity deposits. Because these assumptions are inherently uncertain, actual results will differ from simulated results.

CONTRACTUAL OBLIGATIONS, COMMITMENTS AND OFF-BALANCE SHEET ARRANGEMENTS

      The following table sets forth contractual obligations of the Corporation, which represent required and potential cash outflows as of December 31, 2003 (in thousands):

                      WITHIN        ONE TO       THREE TO       AFTER
                     ONE YEAR    THREE YEARS    FIVE YEARS    FIVE YEARS       TOTAL
                     --------    -----------    ----------    ----------     --------
Operating leases     $  2,466      $  3,794      $  2,671      $ 14,109      $ 23,040
Long-term debt         20,191       107,724       174,555       282,338       584,808
                     --------      --------      --------      --------      --------
                     $ 22,657      $111,518      $177,226      $296,447      $607,848
                     ========      ========      ========      ========      ========

      The following table sets forth the amounts and expected maturities of commitments to extend credit and other off-balance sheet items as of December 31, 2003 (in thousands):

                                  WITHIN       ONE TO      THREE TO      AFTER
                                 ONE YEAR   THREE YEARS   FIVE YEARS   FIVE YEARS      TOTAL
                                 --------   -----------   ----------   ----------    --------
Commitments to extend credit     $538,961     $  8,298     $  2,259     $ 43,244     $592,762
Standby letters of credit          25,879        7,768       12,360        2,494       48,501
                                 --------     --------     --------     --------     --------
                                 $564,840     $ 16,066     $ 14,619     $ 45,738     $641,263
                                 ========     ========     ========     ========     ========

      Commitments to extend credit and standby letters of credit do not necessarily represent future cash requirements in that the borrower has the ability to draw upon these commitments at any time and these commitments often expire without being drawn upon.

FINANCIAL CONDITION

LENDING ACTIVITY

      The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of western and central Pennsylvania and northeastern Ohio. Additionally, the portfolio contains consumer finance loans to individuals in Pennsylvania, Ohio and Tennessee.

      Following is a summary of loans (dollars in thousands):

December 31                                    2003             2002             2001             2000             1999
                                           -----------      -----------      -----------      -----------      -----------
Real Estate:
  Residential                              $ 1,348,326      $ 1,284,141      $ 1,187,991      $ 1,159,032      $ 1,105,383
  Commercial                                   773,167          721,246          675,089          605,083          654,558
  Construction                                  40,795           24,941           42,908           38,720           20,681
Installment loans to individuals               676,630          787,865          686,599          722,803          671,786
Commercial, financial and agricultural         434,574          416,045          494,415          454,739          443,084
Lease financing                                 17,277           39,590           67,159           99,519          124,764
Unearned income                                (31,572)         (38,620)         (45,880)         (59,845)         (60,044)
                                           -----------      -----------      -----------      -----------      -----------
                                           $ 3,259,197      $ 3,235,208      $ 3,108,281      $ 3,020,051      $ 2,960,212
                                           ===========      ===========      ===========      ===========      ===========

      Total loans excluding unearned income increased slightly to $3.3 billion at December 31, 2003. The Corporation focused on growing commercial and real estate loans which contributed to a strong growth of $140.5 million or 6.2% as depicted in the real estate and commercial, financial and agricultural categories. Installment loans to individuals and lease financing decreased $111.2 million or 14.1% and $22.3 million or 56.4%, respectively, as the Corporation ceased to originate automobile leases in 2000 and continues to de-emphasize its presence in the indirect lending business.

      The Corporation's loan portfolio is well-diversified with a significant portion of the portfolio being made up of loans secured by real estate. Residential, commercial and construction loans secured by real estate accounted for 66.3% of the loan portfolio at December 31, 2003. Historically, these relationships experienced the fewest loan losses as compared to any other category of loan.

      As of December 31, 2003, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

      Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                            WITHIN         1-5         OVER
December 31, 2003                           1 YEAR        YEARS       5 YEARS       TOTAL
                                           --------     --------     --------     --------
Commercial, financial and agricultural     $ 27,767     $164,043     $242,764     $434,574
Real estate - construction                      375        1,419       39,001       40,795
                                           --------     --------     --------     --------
                                           $ 28,142     $165,462     $281,765     $475,369
                                           ========     ========     ========     ========

      The total amount of loans due after one year includes $336.8 million with floating or adjustable rates of interest and $110.5 million with fixed rates of interest.

NON-PERFORMING LOANS

      Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

      Following is a summary of non-performing loans (dollars in thousands):

December 31                      2003           2002         2001           2000          1999
                                -------       -------       -------       -------       -------
Non-accrual loans               $22,449       $18,329       $16,876       $17,719       $15,452
Restructured loans                5,719         5,915         5,578         2,883         3,684
                                -------       -------       -------       -------       -------
                                $28,168       $24,244       $22,454       $20,602       $19,136
                                =======       =======       =======       =======       =======
Non-performing loans as a
  percentage of total loans         .86%          .75%          .72%          .68%          .65%

      Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

December 31                               2003        2002        2001        2000        1999
                                         ------      ------      ------      ------      ------
Gross interest income:
   In accordance with their original
      terms                              $2,961      $2,647      $2,027      $2,499      $2,010
   Interest income recorded during
      the year                            1,593       1,299         912         798         768

      Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                           2003            2002            2001            2000            1999
                                   ---------       ---------       ---------       ---------       ---------
Loans 90 days or more past due     $   5,100       $   6,924       $   5,117       $   4,470       $   3,229
As a percentage of total loans           .16%            .21%            .16%            .15%            .11%

ALLOWANCE AND PROVISION FOR LOAN LOSSES

      The allowance for loan losses consists of an allocated and an unallocated component. Management's analysis of the allocated portion of the allowance for loan losses includes the evaluation of the loan portfolio based upon the Corporation's internal loan grading system, evaluation of portfolio industry concentrations and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors used in the internal loan grading system include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position and residual value of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower.

      The unallocated portion of the allowance is determined based on management's assessment of historical loss on the remaining portfolio segments in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, portfolio growth, concentrations of credit risk and other factors, including regulatory guidance. This determination inherently involves a higher degree of uncertainty and considers current risk factors that may not have yet occurred in the Corporation's historical loss factors used to determine the allocated component of the allowance, and it recognizes that knowledge of the portfolio may be incomplete.

      The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower and conducting ongoing review and management of the loan portfolio.

      The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories shown in the table below. Management's allocation considers amounts necessary for concentrations and changes in the portfolio mix and volume. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends.

      Following is a summary of the allocation of the allowance for loan losses (dollars in thousands):

                                          % OF                    % OF                    % OF                    % OF
                                         LOANS IN                LOANS IN                LOANS IN                LOANS IN
                                          EACH                    EACH                    EACH                     EACH
                                         CATEGORY                CATEGORY                CATEGORY                CATEGORY
                             DEC 31,     TO TOTAL   DEC. 31,     TO TOTAL    DEC. 31,    TO TOTAL    DEC. 31,    TO TOTAL
                               2003       LOANS       2002        LOANS       2001        LOANS        2000        LOANS
                             -------     --------   --------     --------    --------    --------    --------    --------
Commercial, financial and
     agricultural            $13,508          13%    $10,590          13%    $ 7,518          16%    $ 6,420          15%
Real estate - construction       514           1         230           1         216           1         297           1
Real estate - mortgage        10,661          65      12,945          62      12,664          60      11,533          59
Installment loans to
     Individuals              19,144          20      15,885          23      11,159          21       8,997          22
Lease financing                  939           1       2,293           1       3,629           2         744           3
Unallocated portion            1,373                   5,041                  11,159                  11,812
                             -------                 -------                 -------                 -------
                             $46,139         100%    $46,984         100%    $46,345         100%    $39,803         100%
                             =======                 =======                 =======                 =======
                                          % OF
                                         LOANS IN
                                           EACH
                                         CATEGORY
                             DEC. 31,    TO TOTAL
                               1999        LOANS
                             --------    --------
Commercial, financial and
     agricultural            $ 7,198          15%
Real estate - construction       326           1
Real estate - mortgage         9,734          59
Installment loans to
     Individuals               8,322          21
Lease financing                  581           4
Unallocated portion           12,490
                             -------
                             $38,651         100%
                             =======

      Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31                                   2003           2002           2001           2000           1999
                                                       --------       --------       --------       --------       --------
Balance at beginning of period                         $ 46,984       $ 46,345       $ 39,803       $ 38,651       $ 33,343
Addition due to acquisitions                                 --             --          3,400            767          2,813

Charge-offs:
  Real estate - mortgage                                   (571)          (849)        (4,598)        (2,929)        (2,330)
  Installment loans to individuals                      (15,769)       (12,577)       (11,483)        (9,616)        (7,813)
  Lease financing                                        (1,457)        (1,548)        (1,441)          (940)          (272)
  Commercial, financial and agricultural                 (2,447)        (1,583)        (8,282)        (1,039)        (1,142)
                                                       --------       --------       --------       --------       --------
                                                        (20,244)       (16,557)       (25,804)       (14,524)       (11,557)
Recoveries:
  Real estate - mortgage                                     53             57            254            879            572
  Installment loans to individuals                        1,482          1,635          1,471          1,287          1,317
  Lease financing                                           204             81            211            147             52
  Commercial, financial and agricultural                    505          1,799            283            203            216
                                                       --------       --------       --------       --------       --------
                                                          2,244          3,572          2,219          2,516          2,157

Net charge-offs                                         (18,000)       (12,985)       (23,585)       (12,008)        (9,400)
Provision for loan losses                                17,155         13,624         26,727         12,393         11,895
                                                       --------       --------       --------       --------       --------
Balance at end of period                               $ 46,139       $ 46,984       $ 46,345       $ 39,803       $ 38,651
                                                       ========       ========       ========       ========       ========
Net charge-offs as a percent of average loans, net
   of unearned income                                       .56%           .41%           .77%           .40%           .34%
Allowance for loan losses as a percent of total
   loans, net of unearned income                           1.42%          1.45%          1.49%          1.32%          1.31%
Allowance for loan losses as a percent of
   non-performing loans                                  163.80%        193.80%        206.40%        193.20%        201.98%

      The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased from $13.6 million in 2002 to $17.2 million in 2003.

      Charge-offs reflect the realization of losses in the portfolio that were recognized previously through provisions for credit losses. Loans charged off in 2003 increased $3.7 million to $20.2 million. Net charge-offs as a percent of average loans increased to

..56% in 2003 as compared to .41% in 2002. Loans charged off in 2002 decreased $7.0 million as compared to 2001. Loans charged off in 2001 increased $9.2 million over 2000. The 2001 provision for loan losses was significantly influenced by the level of net charge-offs taken by Promistar prior to its acquisition by the Corporation. The weak economy in central Pennsylvania, which existed in 2001, and the overall economic climate subsequent to September 11 resulted in deterioration in the credit quality of several significant commercial loans. In addition, Promistar began to experience credit quality deterioration within the indirect consumer auto loan portfolio as loan loss and delinquency trends increased. As a result, Promistar charged-off $14.2 million in loans and recorded a provision for loan losses of $18.3 million during 2001.

INVESTMENT ACTIVITY

      Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and are recorded at fair market value.

      During 2003, securities available for sale increased by $221.1 million and securities held to maturity decreased by $8.3 million from December 31, 2002.

      The following table indicates the respective maturities and weighted-average yields of securities as of December 31, 2003 (dollars in thousands):


                                                                                           WEIGHTED
                                                                                           AVERAGE
                                                                            AMOUNT          YIELD
                                                                           --------        --------
Obligations of U.S. Treasury and other U.S. Government agencies:
  Maturing within one year                                                 $ 17,149          6.03%
  Maturing after one year within five years                                  89,610          3.47%
  Maturing after five years within ten years                                 20,652          4.18%
  Maturing after ten years                                                      513          5.91%

State and political subdivisions:
  Maturing within one year                                                    5,511          5.78%
  Maturing after one year within five years                                  28,747          6.26%
  Maturing after five years within ten years                                 24,441          6.51%
  Maturing after ten years                                                      814         21.88%

Other securities:
  Maturing within one year                                                      392          5.66%
  Maturing after one year within five years                                   3,405          5.62%
  Maturing after five years within ten years                                    527          6.98%
  Maturing after ten years                                                   31,139          7.63%

Mortgage-backed securities                                                  634,677          5.01%
Equity securities                                                            45,120          2.85%
                                                                           --------
    Total                                                                  $902,697          4.94%
                                                                           ========

      The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS

      As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

      Total deposits increased $135.4 million to $3.4 billion in 2003. This increase was due to a $337.9 million or 28.7% increase in savings and interest checking accounts and a $29.6 million or 5.3% increase in non-interest bearing deposit accounts. These increases were offset by a decrease of $232.1 million or 14.9% in time deposits.

      Short-term borrowings, made up of repurchase agreements, federal funds purchased, FHLB advances, subordinated notes and other short-term borrowings, decreased by $22.4 million in 2003 to $233.0 million.

      Repurchase agreements are the largest component of short-term borrowings. At December 31, 2003, repurchase agreements represented 35.0% of total short-term borrowings. Following is a summary of selected information on repurchase agreements (dollars in thousands):

                                               2003          2002          2001
                                             -------       -------       -------
Balance at period-end                        $81,444       $43,210       $67,110
Maximum month-end balance                     91,786        56,352        64,802
Average balance during period                 77,977        60,022        69,056

Weighted average interest rates:
   At end of year                                .63%          .39%         2.94%
   During the year                              1.20%         2.15%         3.20%

CAPITAL RESOURCES

      The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support our growth and expansion activities, to provide stability to current operations and to promote public confidence.

      The Corporation has an effective $200.0 million shelf registration with the Securities and Exchange Commission. The Corporation may, from time to time, issue any combination of common stock, preferred stock, debt securities or trust preferred securities in one or more offerings up to a total dollar amount of $200.0 million.

      Capital management is a continuous process. Both the Corporation and its banking affiliate are subject to various regulatory capital requirements administered by the federal banking agencies. (See the "Regulatory Matters" section in the notes to our consolidated financial statements). Book value per share was $13.10 at December 31, 2003 compared to $12.93 at December 31, 2002. The Corporation issues shares, which were initially acquired through the acquisition of treasury stock, in connection with its various benefit plans.

      The following table summarizes capital ratios as of December 31, 2003 for the Corporation (dollars in thousands):

                                                                                    WELL CAPITALIZED             MINIMUM CAPITAL
                                                           ACTUAL                     REQUIREMENTS                REQUIREMENTS
                                                   ----------------------       -----------------------      ----------------------
                                                    AMOUNT          RATIO         AMOUNT          RATIO       AMOUNT          RATIO
                                                   --------         -----       --------          -----      --------         -----
Total Capital (to risk-weighted assets):           $640,697          10.9%      $587,226          10.0%      $469,781           8.0%
Tier 1 Capital (to risk-weighted assets):           537,916           9.2%       352,336           6.0%       234,891           4.0%
Tier 1 Capital (to average assets):                 537,916           6.7%       401,246           5.0%       320,997           4.0%